Exhibit 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL 60563,

(630) 954-0400

FOR IMMEDIATE RELEASE:	February 18, 2015

General Employment Enterprises, Inc. Announces Financial Results

for the First Quarter of Fiscal Year 2015

Naperville, IL, February 18, 2015 – General Employment Enterprises, Inc. (NYSE MKT: JOB) (“the Company” or “General Employment”) today announced financial results for its 2015 first fiscal quarter which ended December 31, 2014. The Company reported net revenues of $9.7 million for the fiscal 2015 first quarter ended December 31, 2014 as compared to net revenues of $10.8 million in the same period of fiscal 2014. Contract staffing services contributed $8.2 million or 85% of consolidated revenues and direct placement services contributed $1.5 million or 15% of consolidated revenue versus $9.0 million or 84% of consolidated revenues and $1.7 million or 16% of consolidated revenues respectively for the comparable prior year period of fiscal 2014. The decline in revenue was partially due to the closing of two unprofitable offices in the light industrial contract services division, which had the positive result of improved overall profitability in that division. In addition, the professional services division contributed to the decline in revenue for the first quarter of 2015 because less experienced recruiters were in place during that period; this resulted in fewer billable contractors being deployed on assignment and a smaller number of permanent placements.

General Employment’s gross profit margin for the first quarter of 2015 improved to 31.1% versus 29.5% for the comparable prior year first quarter. The change in gross margin of approximately 1.6% was due to several factors including better pricing in the professional contract services group and an increase in the industrial contract services group gross margin which includes the result of a significant decrease in workers compensation rates for the state of Ohio.

The Company’s selling, general and administrative expenses (SG&A) for the three months ended December 31, 2014 decreased by approximately $147,000 or 5% compared to the same period in the prior fiscal year. The decrease in SG&A resulted from a combination of lower sales volume and management’s efforts to reduce costs and eliminate unnecessary expenses.

General Employment recorded a loss from operations of approximately $145,000 in the first quarter of fiscal 2015 compared to a loss from operations of approximately $107,000 in the first quarter of fiscal 2014. Non-GAAP net loss for the 2015 first quarter, before giving effect to a loss on a change in derivative liability, was approximately $292,000 compared to a non-GAAP net loss of approximately $227,000 for the 2014 prior year first quarter. Non-GAAP Adjusted EBITDA for the first quarter of fiscal 2015 was approximately $29,000 versus $20,000 for the first quarter of fiscal 2014.The Company uses the above mentioned non-GAAP measures internally to evaluate its operating performance and for planning purposes and believes that these are useful measures also used by investors. These non-GAAP measures are not a substitute for measures provided by

GAAP and all measures and disclosures of financial information pursuant to GAAP as reflected in the Form 10-Q for the respective periods should be read to obtain a comprehensive and thorough understanding of the Company’s financial results. The reconciliations of non-GAAP net loss to GAAP net loss and GAAP net loss to adjusted EBITDA are provided in the schedules that are a part of this press release.

Including the effect of the noncash $3.1 million loss on a change in derivative liability as required by GAAP, the Company recorded a GAAP net loss of approximately $3.4 million or a GAAP loss of ($0.13) per basic and diluted share for the period ended December 31, 2014, compared to a GAAP net loss of $227,000 or a GAAP loss of ($0.01) per basic and diluted share for the same period in fiscal 2014. Fair value accounting as prescribed by GAAP requires that changes in the derivative liability related to the Company’s convertible note payable to Brio Capital Master Fund LTD (Brio), issued on August 7, 2014, be charged or credited to income during each accounting period. The changes in valuation have several drivers, primary among them is the change in the Company’s stock price, with increases in the stock price causing losses on the derivative liability, while decreases in the stock price produce gains on the derivative liability. Therefore, due to an increase in General Employment’s stock price on the measurement date, a noncash loss of approximately $3.1 million was recorded in the first quarter of fiscal 2015 from the change in derivative liability as the result of the required computation in accordance with GAAP.

The Brio convertible note payable in the amount of $632,500 was issued for a purchase price of $550,000. The note matures on February 6, 2016 and is payable in thirteen monthly installments of $48,654 beginning on February 7, 2015. Brio can convert the note to General Employment’s common stock each payment date or sooner, at their option, at a strike price of $.20 per share. The Company can force a conversion of the note into common stock, at its option, since certain criteria were satisfied corresponding to the increase in its stock price. Also, Brio was issued 2,371,875 of warrants to purchase common stock at $.25 per share in connection with the issuance of the convertible note. GAAP requires bifurcation of the embedded conversion feature from the note and liability treatment; the Company accounted for the conversion feature and detachable warrants by allocating the proceeds from issuance of the convertible note to the conversion feature and warrants based upon the relative fair values of each using an independent appraisal for the warrant. Subsequent to the first quarter of fiscal 2015, Brio elected to convert $250,000 of the note payable on February 6, 2015 into 1,250,000 shares of General Employment Common Stock. Under GAAP, based upon the stock closing price of $.85 at the date of conversion, General Employment estimates that it will record approximately $1,062,500 of equity on its balance sheet and a gain from the change in derivative liability of approximately $236,000 on its statement of operations in the second fiscal quarter ending March 31, 2015. The Company has not opted to force a conversion of the Brio note in exchange for its common stock as of the date of this press release.

Andrew J. Norstrud, Chief Executive Officer of General Employment, commented, “We continued to reduce our non-core expenses and streamline processes during the quarter to maximize operational efficiency. Additionally, our focus on higher margin and more profitable customers, together with increasing our depth of service offerings in professional staffing, should help drive performance going forward for the remainder of this fiscal year.”

Mr. Norstrud added, “The Company has made great progress on many fronts during the first fiscal quarter of 2015. We arranged a preferred stock offering that closed in the second quarter of 2015 which provides additional funding for working capital, marketing and acquisitions, in addition to enhancing our capital structure. Also, we entered into a definitive agreement to acquire Scribe Solutions, Inc. which we anticipate to close by March 31, 2015. This acquisition brings General Employment into the medical staffing arena and also helps to strengthen our balance sheet and management team. Also, our strategy to increase our breadth and depth of service offerings, hire additional sales driven and experienced talent, together with the expansion of our geographical footprint into new markets, will help accelerate our organic growth. On the acquisition front, we have identified several select companies that will help us to continue our momentum toward moving into higher margin businesses,” Mr. Norstrud concluded.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company discloses non-GAAP net loss and non-GAAP adjusted EBITDA because management uses these supplemental non-GAAP financial measures to evaluate performance period over period, to analyze the underlying trends in its business, to establish operational goals, to provide additional measures of operating performance, including using the information for internal planning relating to the Company’s ability to meet debt service, make capital expenditures and provide working capital needs. In addition, the Company believes investors already use these non-GAAP measures to monitor the Company’s performance. Non-GAAP net income or net loss is defined by General Employment as net income or net loss excluding non-cash, non-operating changes in value of derivative liability related to the conversion option on its convertible debt. Non-GAAP Adjusted EBITDA is defined by the Company as net earnings or loss before interest, taxes, depreciation and amortization (EBITDA) adjusted for the non-cash changes in value of derivative liability related to the conversion option on its convertible debt, plus non-cash stock-based compensation. EBITDA and Adjusted EBITDA are not terms defined by GAAP and, as a result, the Company’s measure of EBITDA and Adjusted EBITDA might not be comparable to similarly titled measures used by other companies.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures discussed above, however, should be considered in addition to, and not as a substitute for, or superior to net income or net loss as reported for GAAP on the Consolidated Statements of Income, cash and cash flows as reported for GAAP on the Consolidated Statement of Cash Flows or other measures of financial performance prepared in accordance with GAAP, and as reflected on the Form 10-Q filed for the respective periods. Reconciliations of non-GAAP net loss to GAAP net loss and GAAP net loss to non-GAAP adjusted EBITDA for the first fiscal quarters of 2015 and 2014 are set forth in the tables below.

General Employment Enterprises, Inc.

Reconciliation of Non-GAAP Net Loss to GAAP Net Loss

Three Months Ended December 31,

	2014	2013
Non-GAAP net loss before derivative liability	$(292,000)	$(227,000)
Loss on change in derivative liability	(3,115,000)	—

Net loss for GAAP	$(3,407,000)	(227,000)

Reconciliation of Non-GAAP Adjusted EBITDA to GAAP Net Loss

Three Months Ended December 31,

	2014	2013
Net loss for GAAP	$(3,407,000)	$(227,000)
Interest expense, net	147,000	120,000
Depreciation and amortization	122,000	125,000
Stock-based compensation	52,000	2,000
Loss on change in derivative liability	3,115,000	—

Non-GAAP Adjusted EBITDA	$29,000	$20,000

About General Employment Enterprises, Inc.

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services through the names of General Employment, Ashley Ellis, Triad and Omni-One.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to the Company’s future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. The statements made in this press release that are not historical facts are forward-looking statements which are predictive in nature and depend upon or refer to future events. Such forward-looking statements often contain or are prefaced by words such as “will”, “may”, “plans”, “expects”, “anticipates”, “projects”, “predicts”, “estimates”, “aims”, “believes”, “hopes”, “potential”, “intends”, “suggests”, “appears”, “seeks”, or variations of such words or similar words and expressions. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, as a result of a number of factors, the Company’s actual results could differ materially from those expressed or implied by such forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation (i) the loss, default or bankruptcy of one or more customers; (ii) changes in general, regional, national or international economic conditions; (iii) an act of war or terrorism or cyber security breach that disrupts business; (iv) changes in the law and regulations; (v) the effect of liabilities and other claims asserted against the Company; (vi) changes in the size and nature of the Company’s competition; (vii) the loss of one or more key executives; (viii) increased credit risk from customers; (ix) the Company’s failure to grow internally or by acquisition or the failure to successfully integrate acquisitions; (x) the Company’s failure to improve operating margins and realize cost efficiencies and economies of scale ; (xi) the Company’s failure to attract, hire and retain quality recruiters, account managers and salesmen; (xii) the Company’s failure to recruit qualified candidates to place at customers for contract or full-time hire; and such other factors as set forth under the heading “Forward-Looking Statements” in the Company’s annual reports on Form 10-K, its quarterly reports on Form 10-Q and in the Company’s other filings with the Securities and Exchange Commission (SEC). More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to publicly update, revise or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact: Andrew J. Norstrud, Chief Executive Officer

Phone: (813) 803-8275 Email: andrew.norstrud@genp.com